Exhibit 10.7

Administrative Service Agreement

This Administrative Service Agreement (the “Agreement”) dated this 20th the day of September, 2021 is between Ms. Leung Po Yi, herein referred to as “Service Provider” and HHG Capital Corporation, herein referred to as “Customer”.

Service Provider has agreed to provide services to the Customer on the terms and conditions set out in this Agreement, while Customer is of the opinion that Service Provider has the proper and necessary qualifications, experience and abilities to provide services to Customer.

Therefore in consideration of the matters described above, the receipt and sufficiency of which consideration is hereby acknowledged, the Customer and the Service Provider agree as follows:

1.	Scope of Work

The Service Provider is to provide the Customer with the following services (the “Services”): Company Administration.

The services will include any other tasks which the Customer and the Service Provider may agree on.

2.	Term of Agreement

This Agreement will begin on September 23, 2021 and will remain in full force and effect until the completion of the Services. This Agreement may be extended by mutual written agreement of the parties.

3.	Termination

If either party seeks termination of this Agreement, the terminating party must provide a 30 days written notice to the other party.

4.	Compensation

The Customer will provide compensation to the Service Provider of $10,000 per month for the services rendered by the Service Provider as required by this Agreement. Compensation is payable at the completion of services.

IN WITNESS WHEREOF the parties have duly affixed their signatures under hand on this 20th day of September, 2021.

By:	/s/ Leung Po Yi
Name:	Leung Po Yi

HHG Capital Corporation

By:	/s/ Chee Shiong (Keith) Kok
Name:	Chee Shiong (Keith) Kok
Title:	Chief Executive Officer